EXHIBIT 10.1.2

100% Quota Share Reinsurance Retrocessional Agreement

By and Between

Employers Mutual Casualty Company

And

EMC Reinsurance Company

This 100% Quota Share Reinsurance Retrocessional Agreement (the “100% QS Agreement”) is hereby made by and between Employers Mutual Casualty Company ("EMCC") and EMC Reinsurance Company ("EMC Re").

WHEREAS, EMCC and EMC Re have been operating under the terms of a Quota Share Reinsurance Retrocessional Agreement between the parties, as amended from time to time, since January 1, 1981 (the “Agreement”) and a Restated Quota Share Reinsurance Retrocessional Agreement between the parties, as amended from time to time, since January 1, 2006 (the "Restated Agreement"); and

WHEREAS, the parties now desire to restate the terms and coverage of the Restated Agreement and to restructure the reinsurance relationship between the parties, and the written agreements related thereto, in a manner that which conforms more closely with industry practices; and

WHEREAS, the respective Inter-Company Committees of the boards of directors of EMCC and of EMC Insurance Group Inc. (collectively, the "Inter-Company Committees") have each approved the restructured reinsurance relationship between the parties and the reinsurance agreements between the parties necessary to accomplish the desire of the parties;

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows:

I.	AGREEMENT

1.	EMCC shall cede, and EMC Re shall accept as reinsurance, One Hundred Percent (100%) of all:

a.	“Net Written Premium”;

b.	"Net Loss" incurred on "Occurrences" with an "Occurrence" date on or after January 1, 2011;

c.	Underwriting expense on reinsurance contracts;

d.	Credit risk exposure on reinsurance contracts in force on or after January 1, 2004; and

e.	Gain or loss on foreign currency on reinsurance contracts incepting on or after January 1, 2006;

arising out of "Subject to Cession" reinsurance contracts  (“Contract”).

2.
All premium, loss, and expense shall be settled at least quarterly through the EMCC inter-company closing process, with settlement amounts due to be completed no later than forty-five (45) days after the end of the applicable quarter.

II.	DEFINITIONS

1.
“Allocated Loss Expense” shall have the same meaning as ascribed in the Contracts, or, in the absence of any definition in a Contract, shall mean:  (a) expenses sustained in connection with adjustment, defense, settlement and litigation of claims and suits, satisfaction of judgments, resistance to or negotiations concerning a loss (which shall include the expenses and the pro rata share of the salaries of the insurer's field employees according to the time occupied in adjusting such loss and the expenses of the insurer's employees while diverted from their normal duties to the service of field adjustment but shall not include any salaries of officers or normal overhead expenses of the insurer); (b) legal expenses and costs incurred in connection with coverage questions regarding specific claims and legal actions, including declaratory judgment actions, connected thereto; (c) all interest on judgments other than prejudgment interest except when included in “Net Loss”; and (d) expenses sustained to obtain recoveries, salvages or other reimbursements, or to secure the reversal or reduction of a verdict or judgment.

2.
“Extra-contractual Obligations” means those liabilities not covered under any other provision of this 100% QS Agreement, including, but not limited to, compensatory, consequential, punitive or exemplary damages, other than that which is a “Loss Excess of Contract Limits”, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement or in judgment by EMCC as a result of a demand, claim or an action by its insured, its insured's assignee, or other third party, which demand, claim or action alleges negligence, gross negligence, fraud, bad faith or other tortious behavior or conduct on the part of EMCC in the handling, adjustment, rejection or settlement of a claim under a Contract or bond covered by this 100% QS Agreement.  An “Extra-contractual Obligation” shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Contract.  Notwithstanding anything stated herein, this 100% QS Agreement shall not apply to any “Extra-contractual Obligation” incurred by EMCC as a result of any fraudulent and/or criminal act directed against EMCC by any officers or directors of EMCC acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

3.	“Ex-gratia Settlements” shall mean payments made for which EMCC has no legal obligation under the terms and conditions of any Contract, but which are made solely to maintain the good will of EMCC.

4.
“Net Written Premium” is defined as written premium on Contracts assumed by EMCC, less any such written premium that is ceded by EMCC other than to EMC Re, and which is booked by EMCC during the applicable calendar year.

5.
“Loss Excess of Contract Limits” means any amount of loss, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement or in judgment by EMCC in excess of its Contract limits, but otherwise within the coverage terms of the Contract, as a result of a demand, claim or an action by its insured, its insured's assignee, or other third party, which demand, claim or action alleges gross negligence, negligence, fraud, bad faith or other tortious behavior or conduct on the part of EMCC in the handling of a claim under a Contract or bond covered by this 100% QS Agreement, in rejecting a settlement within the Contract limits, in discharging or failing to discharge a duty to defend or prepare the defense in the trial of an action against its insured, or in discharging or failing to discharge its duty to prepare or prosecute an appeal consequent upon such an action.  A “Loss Excess of Contract Limits” shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Contract.  For the avoidance of doubt, the decision by EMCC to settle a claim for an amount in excess of the Contract limit when EMCC has reasonable basis to believe that it may have liability to its insured or assignee on the claim will be deemed a “Loss Excess of Contract Limits”.

6.	“Net Loss” means:

a.	The sum total of:

(1)	Contractual indemnity loss under the coverage terms of the Contracts that is reported to EMCC;

(2)	Associated “Allocated Loss Expense”;

(3)
“Extra-contractual Obligations” and “Loss Excess of Contract Limits” that is paid (or imminently payable) by EMCC in settlement of claims or in satisfaction of judgments rendered on account of those claims, after deduction of all net subrogation, salvage and other recoveries; and

(4)	Any additional case reserves (ACRs) or additional incurred but not reported reserves (IBNR) established by EMCC on the Contracts.

b.	Inter-company reinsurance with respect to the original ceding companies, not to include this 100% QS Agreement, shall be disregarded in calculating “Net Loss”.

c.
All subrogation, salvage, recoveries or payments recovered or received subsequent to a “Net Loss” settlement under this 100% QS Agreement shall be applied as if recovered or received prior to payment or settlement, and all necessary adjustments shall be made by the parties to this 100% QS Agreement.

d.	Nothing in this definition, however, shall be construed to mean that “Net Loss” is not recoverable from EMC Re until the “Net Loss” of EMCC has been absolutely ascertained.

7.	“Occurrence” is defined as follows:

a.
Except as otherwise provided herein, an “Occurrence” means an accident, disaster, casualty or happening, or series of accidents, disasters, casualties or happenings arising out of or following on one event, regardless of the number of interests insured or the number of Contracts responding or whether the claims arising out of the “Occurrence” are made under Contracts issued on an “occurrence” and/or “claims made” or other basis.  Except where specifically provided otherwise in this 100% QS Agreement, each “Occurrence” shall be deemed to take place in its entirety as of the earliest date of loss as determined by any Contract responding to the “Occurrence”.  Any claims made under an Extended Reporting Period Endorsement or any other extended reporting and/or discovery period under any Contract shall, for the purposes of this 100% QS Agreement, be considered to be made on the last day of the Contract period immediately preceding the extended reporting and/or discovery period.

b.
Continuous Or Repeated Injurious Exposure.  As respects liability (bodily injury and property damage) other than Automobile and Products-Completed Operations Hazard coverage liability under any Contract, and at the option of EMCC, the term “Occurrence” shall also mean the sum of all damages for bodily injury and property damage sustained by each insured during a period of twelve (12) consecutive months arising out of a continuous or repeated injurious exposure to substantially the same general conditions.  For purposes of this definition, the date of loss shall be deemed to be the inception or renewal date of the Contract to which payment is charged.

c.
Aggregate Basis. With respect to Contracts written on an aggregate basis (not subject to an aggregate limit) and at the option of EMCC, the term “Occurrence” shall also mean all loss or losses, whether or not related to or arising from the same event or occurrence, that are subject to and covered under an aggregate basis Contract (or, if such losses arise under two or more Contracts written on an aggregate basis), during the twelve (12) month policy period of that Contract (or if two or more such Contracts are issued to the same risk, during any twelve (12) month policy period of the Contract chosen by EMCC).  The date of the “Occurrence” shall be the inception date of such new or renewal policy period (or if such losses arise under two or more Contracts, the inception, anniversary or renewal date of the Contract chosen by EMCC).  The term “policy period” refers to each annual period of the Contract which is written on an aggregate basis. To be certain, EMCC, at its option, shall be entitled to extract any “Net Loss” arising from an “Occurrence”, as defined above, from the provisions of this paragraph to apply the basic per occurrence reinsurance coverage of this 100% QS Agreement.

d.
Occupational Disease or Cumulative Injury.  Each case of Occupational Disease or Cumulative Injury suffered by an employee of an EMCC insured and covered by a Workers’ Compensation or similar Contract shall be deemed to be a separate and distinct “Occurrence”.  The date of such “Occurrence” shall be deemed to be the date of loss under the Contract as determined by EMCC.

8.
“Subject to Cession” shall mean all voluntary assumed and ceded reinsurance contracts unless specifically coded by EMCC's Home Office Assumed Reinsurance Department as “not subject to cession” at the time the synopsis (coverage summary) is set up. “Subject to Cession” shall not include non-affiliated or involuntary contracts unless specifically coded by EMCC's Home Office Assumed Reinsurance Department as “subject to cession” at the time the synopsis (coverage summary) is set up.

III.	CONTINUOUS CONTRACT

This 100% QS Agreement is continuous until canceled by mutual agreement of the parties, but may be terminated by either party as of the end of any calendar year upon ninety (90) days prior written notice.

IV.	TERM

1.
This 100% QS Agreement shall take effect at 12:01 a.m., Central Standard Time, January 1, 2011, with respect to the accounting for "Subject to Cession" reinsurance contracts booked after such time and date.

2.
At the expiration of this 100% QS Agreement, EMC Re shall remain liable for all Contracts covered by this 100% QS Agreement that are in force at expiration, until the termination, expiration or renewal of such Contracts, whichever occurs first, plus any discovery or extended reporting periods.

3.
However, at the expiration of this 100% QS Agreement, EMCC shall have the option to require a return of the ceded unearned premium, net of ceding commission, as of the date of expiration, on business in force at that date, in which event EMC Re shall be released from liability for losses occurring or claims made, as applicable, after expiration.

4.
In the event this 100% QS Agreement expires on a run-off basis, EMC Re’s liability hereunder shall continue if EMCC is required by statute or regulation to continue coverage, until the earliest date on which EMCC may cancel the Contract.

V.	TERRITORY

The territorial limits of this contract shall be identical with those of the original reinsurance contracts.

VI.	EXCLUSIONS

This 100% QS Agreement shall not apply to and specifically excludes:

1.
Liability of EMCC arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund.  “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, that provides for any assessment of or payment or assumption by EMCC of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, that has been declared by any competent authority to be insolvent, or that is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

2.	Foreign exchange risk on Contracts incepting prior to January 1, 2006.

VII.	LOSS SETTLEMENTS

All loss settlements made by EMCC within the terms of this 100% QS Agreement or by way of compromise, including any “Ex-gratia Settlements”, shall be binding upon EMC Re, and EMC Re agrees to pay or allow, as the case may be, its share of each such settlement in accordance with this 100% QS Agreement.

VIII.	SALVAGE AND SUBROGATION

1.
Salvages and all recoveries, including recoveries under all reinsurances that inure to the benefit of this 100% QS Agreement (whether recovered or not), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

2.
All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.

IX.	NO THIRD PARTY RIGHTS

This 100% QS Agreement is solely between EMCC and EMC Re, and in no instance shall any insured, claimant or other third party have any rights under this 100% QS Agreement except as may be expressly provided otherwise herein.

X.	INSOLVENCY

1.
In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of EMCC, the portion of any risk or obligation assumed by EMC Re shall be payable to the conservator, liquidator or statutory successor on the basis of claims allowed against the insolvent EMCC by any court of competent jurisdiction or by any conservator, liquidator or statutory successor of EMCC having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

2.
Payments by EMC Re as above set forth shall be made directly to EMCC or to its conservator, liquidator or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance or except as provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance laws) in the event of the insolvency of EMCC.

3.
In the event of the insolvency of EMCC, the liquidator, receiver, conservator or statutory successor of EMCC shall give written notice to EMC Re of the pendency of a claim against the insolvent EMCC on the Contract or Contracts reinsured within a reasonable time after such claim is filed in the insolvency proceeding and, during the pendency of such claim, any reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to EMCC or its liquidator, receiver, conservator or statutory successor.

4.
Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of this 100% QS Agreement as though such expense had been incurred by EMCC.

5.
The original insured or policyholder shall not have any rights against EMC Re which are not specifically set forth in this 100% QS Agreement, or in a specific agreement between EMC Re and the original insured or policyholder.

XI.	DISPUTES

Any disputes arising out of the interpretation of this 100% QS Agreement shall be submitted to the respective Inter-Company Committees pursuant to the terms of the charter of the Inter-Company Committees then in effect for final and binding resolution.

XII.	JURISDICTION

If EMC Re, as the assuming insurer, fails to perform its obligations under the terms of the 100% QS Agreement, then EMC Re, at EMCC's request, shall agree (a) to submit itself to the jurisdiction of any court of competent jurisdiction in any state of the United States, (b) to comply with all requirements necessary to give the court jurisdiction, and (c) to abide by the final decision of the court or any appellate court if there is an appeal.  For the purpose of achieving authorized reinsurer status in North Carolina pursuant to North Carolina General Statute 58-7-21(b)(3), or any successor provision, EMC Re further designates the Insurance Commissioner (or equivalent elected or appointed official) of the State of North Carolina, or his or her designated attorney, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding begun by or on behalf of EMCC, as the ceding company under this 100% QS Agreement.

XIII.	OFFSET

EMCC and EMC Re shall have the right to offset any balance or amounts due from one party to the other under the terms of this 100% QS Agreement; the Excess of Loss Reinsurance Agreement between the parties effective January 1, 2011; the Agreement; and the Restated Agreement.  The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise. In the event of the insolvency of any party, offset shall be as permitted by applicable law.

XIV.	ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made by EMCC in connection with this 100% QS Agreement (including the reporting of claims) shall not relieve EMC Re from any liability which would have attached had such error or omission not occurred, provided always that such error or omission shall be rectified as soon as possible. This Article XIV shall not apply to a commutation made in connection with this 100% QS Agreement.

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In WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this 100% QS Agreement on the dates recorded below.

EMC Reinsurance Company	Employers Mutual Casualty Company

By: /s/ Ronnie D. Hallenbeck	By: /s/ Bruce G. Kelley
Ronnie D. Hallenbeck	Bruce G. Kelley
President	President & CEO

Date: December 21, 2010	Date: December 21, 2010

This 100% Quota Share Reinsurance Retrocessional Agreement, effective January 1, 2011, was approved by the Inter-Company Committees on September 30, 2010.